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DELTA AIR LINES, INC.                                                EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In Millions except ratios)

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
-------------------------------------------------------------------------------------
                                                          Six Months     Six Months
                                                             Ended          Ended
                                                          December 31,   December 31,
                                                             1995           1994
                                                         -------------   ------------
Earnings (before cumulative effect of accounting change):
        Income                                             $    270       $     54

Add (deduct):
        Income tax provision                                    189             45
        Fixed charges                                           316            336
        Interest capitalized                                    (14)           (15)
        Interest offset on
          Guaranteed Serial
          ESOP Notes                                             (1)            (1)
                                                           --------       --------
Earnings as adjusted                                       $    760       $    419
                                                           ========       ========

Fixed charges:

        Interest expense                                   $    148       $    150
        1/3 of rentals                                          167            185
        Additional interest on
          Guaranteed Serial
          ESOP Notes                                              1              1
                                                           --------       --------
Total fixed charges                                        $    316       $    336
                                                           ========       ========


Ratio of earnings to fixed charges                             2.41           1.25

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